UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 1, 2008

BANCORP RHODE ISLAND, INC.

(Exact name of registrant as specified in its charter)

Rhode Island

(State or other jurisdiction of incorporation)

333-33182	05-0509802
(Commission File Number)	(IRS Employer Identification Number)

One Turks Head Place, Providence, Rhode Island 02903

(Address of principal executive offices)

(401) 456-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Item 5.02.	Appointment of Principal Officer

On December 1, 2008, Bancorp Rhode Island, Inc. (the “Registrant”) and Bank Rhode Island, the Registrant’s wholly owned subsidiary (the “Bank”), announced the appointment of Robert H. Wischnowsky, 51, as Executive Vice President for Operations and Technology and Chief Information Officer of the Bank and Vice President of the Registrant. Since September 2004, Mr. Wischnowsky has served as Senior Vice President Information Systems and Chief Information Officer at Tercet Capital, LLC, a Registered Investment Adviser, in Smithfield, Rhode Island. Mr. Wischnowsky holds a bachelor’s degree in Accounting from Bryant University. A copy of the press release regarding the above is attached hereto as Exhibit 99.1.

In connection with his appointment, the Registrant and the Bank, entered into an employment agreement with Mr. Wischnowsky which provides for an annual base salary of $225,000 per year and entitles Mr. Wischnowsky to participate in any and all employee benefit plans generally available to full-time employees of the Bank, including non-contributory plans and, at Executive’s option, contributory plans. Upon a termination by the Bank without “cause” or termination by Mr. Wischnowsky for certain events constituting “good reason” (as such terms are defined the employment agreement), Mr. Wischnowsky is entitled to continue to receive as severance, his then current base salary for nine months plus medical, dental and life insurance coverage generally available to full-time employees during such period or as required by law, whichever is longer. Mr. Wischnowsky is also entitled to receive outplacement assistance for a period of six months at no charge. Upon a termination in connection with a change in control, Mr. Wischnowsky is entitled to receive an amount equal to two times the sum of his then current base salary plus his annual target bonus for the year in which the change in control occurs, payable as a lump sum. In connection with the termination of Mr. Wischnowsky’s employment in connection with a change in control, Mr. Wischnowsky is also entitled to receive outplacement assistance for a period of twelve months at no charge.

Mr. Wischnowsky’s employment agreement contains a requirement that he sign a release and waiver against the Registrant and the Bank prior to the payment of any severance or change in control benefits. The agreement also contains a one year non-solicitation provision under which Mr. Wischnowsky is prohibited from directly or indirectly, recruiting, hiring or encouraging any employee of the Bank to terminate their relationship with the Bank, or encouraging any customer of the Bank to conduct business with any other person that such customer conducts or could conduct with the Bank.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Exhibit

99.1	Press Release dated December 1, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORP RHODE ISLAND, INC.

By:	/s/ Linda H. Simmons
_______________________________________
Linda H. Simmons
Chief Financial Officer

Date: December 2, 2008